Exhibit 4.4

Execution Version

6.875% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTES DUE 2054

FIRST SUPPLEMENTAL INDENTURE

among

APTIV PLC,

as Issuer

APTIV GLOBAL FINANCING DESIGNATED ACTIVITY COMPANY,

as Co-Obligor

APTIV CORPORATION,

as Guarantor

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Registrar, Paying Agent and Authenticating Agent

Dated as of September 13, 2024

-i-

EXHIBITS

Exhibit A	Form of 2054 Note

-ii-

FIRST SUPPLEMENTAL INDENTURE, dated as of September 13, 2024 (this “First Supplemental Indenture”), among Aptiv PLC, a public limited company formed under the laws of Jersey (the “Issuer” or the “Company”), Aptiv Global Financing Designated Activity Company, a designated activity company limited by shares incorporated under the laws of Ireland and an indirect subsidiary of the Issuer (the “Co-Obligor” and, together with the Issuer, the “Issuers”), Aptiv Corporation, a Delaware corporation and an indirect subsidiary of the Issuer, Wilmington Trust, National Association, a national banking association, as trustee (together with its successors and assigns in such capacity, the “Trustee”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as Registrar, Paying Agent and Authenticating Agent under the Subordinated Indenture, dated as of September 13, 2024, among the Issuer, the guarantors from time to time party thereto, Deutsche Bank Trust Company Americas, as Registrar, Paying Agent and Authenticating Agent, and the Trustee (the “Base Indenture” and, together with this First Supplemental Indenture, the “Indenture”).

WHEREAS, the Issuer executed and delivered the Base Indenture to the Trustee to provide, among other things, for the future issuance of the Issuer’s Notes to be issued from time to time in one or more series as might be determined by the Issuer under the Base Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Indenture;

WHEREAS, Section 2.03 of the Base Indenture provides for various matters with respect to any series of Notes issued under the Base Indenture to be established in an indenture supplemental to the Base Indenture;

WHEREAS, Section 9.01 of the Base Indenture provides for the Issuer and the Trustee to enter into a supplemental indenture to the Base Indenture to establish the form or terms of Notes of any series as permitted by Section 2.03 of the Base Indenture;

WHEREAS, pursuant to the terms of the Base Indenture, the Issuers desire to provide for the establishment of a new series of Notes to be known as their 6.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 (the “2054 Notes”), the form and substance of such 2054 Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this First Supplemental Indenture; and

WHEREAS, the Issuers have requested that the Trustee execute and deliver this First Supplemental Indenture and all requirements necessary to make (i) this First Supplemental Indenture a valid instrument in accordance with its terms, and (ii) the 2054 Notes, when executed by the Issuers and authenticated and delivered by the Authenticating Agent, the valid obligations of the Issuers, have been performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW THEREFORE, in consideration of the purchase and acceptance of the 2054 Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the form of 2054 Note, and substance of the 2054 Notes, and the terms, provisions and conditions thereof, the Issuers and the Guarantor covenant and agree with the Trustee as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definition of Terms. Unless the context otherwise requires:

(a) a term defined in the Base Indenture has the same meaning when used in this First Supplemental Indenture unless the definition of such term is otherwise provided pursuant to this First Supplemental Indenture, in which case the definition in this First Supplemental Indenture shall govern solely with respect to the 2054 Notes;

(b) a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) unless stated otherwise, a reference to a Section or Article is to a Section or Article in this First Supplemental Indenture;

(e) headings are for convenience of reference only and do not affect interpretation; and

(f) the following terms have the meanings given to them in this Section 1.01(f):

“Additional 2054 Notes” means additional 2054 Notes constituting part of the same series as the 2054 Notes issued on the Issue Date having identical terms and conditions to the 2054 Notes, except with respect to issue date, issue price and interest prior to the first Interest Payment Date.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded United States Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five Business Days appearing under the caption “Treasury Constant Maturities” in the most recent H.15.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2) statements and pronouncements of the Financial Accounting Standards Board,

(3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

Notwithstanding the foregoing, any lease of the Company or its Subsidiaries that would have been classified and accounted for as an operating lease under GAAP prior to the change in GAAP pursuant to the Financial Accounting Standards Board’s Accounting Standards Update Topic 842 shall be treated as an operating lease for purposes of the Indenture.

“Guarantor” means Aptiv Corporation and any Person that provides a Note Guarantee under the Indenture.

“H.15” means the daily statistical release designated as such, or any successor publication as determined by the Calculation Agent in its sole discretion, published by the Federal Reserve Board, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date.

“Indebtedness” means (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) all obligations of such Person in respect of letters of credit or bankers’ acceptances or other similar instruments (or reimbursement obligations thereto) issued on the account of such Person, (iv) all obligations of such Person to pay the deferred purchase price of property or services, except Trade Payables, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that, for purposes of determining the amount of any Indebtedness of the type described in this clause (vi), if recourse with respect to such Indebtedness is limited to such asset, the amount of such Indebtedness shall be limited to the lesser of the fair market value of such asset or the amount of such Indebtedness, (vii) all Indebtedness of others guaranteed by such Person to the extent such Indebtedness is guaranteed by such Person, and (viii) to the extent not otherwise included in this definition, all obligations of such Person for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity prices, forward contracts, options, swaps, collars and similar arrangements.

“interest” means, with respect to the 2054 Notes, interest on the 2054 Notes and any Additional Amounts in respect thereof.

“Interest Payment Period” means the semi-annual period from, and including, an Interest Payment Date to, but excluding, the next succeeding Interest Payment Date, except for the first interest payment period, which shall be the period from, and including, September 13, 2024 to, but excluding, June 15, 2025.

“Interest Reset Period” means the period from and including December 15, 2029 to but excluding the next following Reset Date and thereafter each period from and including a Reset Date to but excluding the next following Reset Date, or the Stated Maturity or date of redemption, as the case may be.

“Issue Date” means September 13, 2024.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge in the nature of an encumbrance of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that any obligation in respect of an operating lease shall not be deemed a lien.

“Note Guarantee” means each guarantee of the obligations with respect to the 2054 Notes issued by a Guarantor pursuant to the terms of the Indenture.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of either of the Issuers. “Officer” of the Guarantor has a correlative meaning.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee and/or Registrar and Paying Agent. The counsel may be an employee of or counsel to the Issuers or the Guarantor.

“principal” means, with respect to the 2054 Notes, the principal of the 2054 Notes plus the premium, if any, payable on the 2054 Notes which is due or overdue or is to become due at the relevant time and any Additional Amounts in respect thereof.

“Rating Agency” means any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision thereto) that then publishes a rating for the Company (together with any successor thereto).

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology in assigning equity credit to securities such as the 2054 Notes published by any Rating Agency, (a) as such methodology was in effect on the date of this First Supplemental Indenture, in the case of any rating agency that published a rating for the Company as of the date of this First Supplemental Indenture, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Company, in the case of any rating agency that first publishes a rating for the Company after the date of this First Supplemental Indenture (in the case of either clause (a) or (b), the “Current Methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the 2054 Notes by such rating agency would have been in effect had the Current Methodology not been changed, clarified or amended or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the 2054 Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the 2054 Notes by such rating agency had the Current Methodology not been changed, clarified or amended.

“Relevant Taxing Jurisdiction” means Ireland or any other jurisdiction in which either of the Issuers is or becomes incorporated, organized, or otherwise resident for tax purposes after the date of this prospectus supplement, including any political subdivision or taxing authority or agency thereof or therein.

“Reset Date” means December 15, 2029 and each date falling on the five-year anniversary of the preceding Reset Date.

“Reset Interest Determination Date” means, in respect of any Interest Reset Period, the day falling two Business Days prior to the beginning of the applicable Interest Reset Period.

“Senior Indebtedness” means, with respect to any Person, the principal of (and premium, if any) and interest on and all other amounts due in connection with all Indebtedness of a Person whether created, incurred or assumed before, on or after the date of the Indenture; provided that such Senior Indebtedness shall not include (a) Indebtedness of such Person to any of its Subsidiaries, (b) Trade Payables of such Person, (c) Indebtedness of such Person that, when incurred and without respect to any election under Section 1111(b) of Title 11 of the Code of 1986, was without recourse to such Person, and (d) any other Indebtedness of such Person which by the terms of the instrument creating or evidencing the same is specifically designated as being subordinated to or pari passu with the Notes.

“Share Capital” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or shares; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person,

(2) such Person and one or more Subsidiaries of such Person or

(3) one or more Subsidiaries of such Person.

Unless otherwise specified herein or context otherwise requires, all references to any Subsidiary shall be to a Subsidiary of the Company.

“Tax Event” means that the Issuers have received a written opinion of a nationally recognized accounting firm or counsel experienced in such matters to the effect that, as a result of:

(1) any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of a Relevant Taxing Jurisdiction or any political subdivision or taxing authority or agency thereof or therein, or any regulations under those laws or treaties;

(2) an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(3) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(4) a threatened challenge asserted in writing in connection with a tax audit of the Issuers or any of the Issuers’ subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of this First Supplemental Indenture, there is more than an insubstantial risk that interest payable by the Issuers on the 2054 Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Issuers for income tax purposes in a Relevant Taxing Jurisdiction.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the Issuers’ option.

Section 1.02. Other Definitions.

Term	Defined in Section
Additional Amounts	7.01
Base Indenture	Preamble
Calculation Agent	2.01
Change in Tax Law	3.04
Co-Obligor	Preamble
Compound Interest	4.01
DTC	2.01
Event of Default	9.01
Executed Documentation	11.06
First Supplemental Indenture	Preamble
Global Note	2.01
Indenture	Preamble
Interest Payment Date	2.01
Issuer	Preamble
Issuers	Preamble
Optional Deferral Period	4.01
Regular Record Date	2.01
Relevant Jurisdiction	7.01
Successor Company	8.01
Successor Co-Obligor	8.01
Tax Redemption Date	3.04
Taxes	7.01
Trustee	Preamble
2054 Notes	Preamble

ARTICLE 2

TERMS AND CONDITIONS OF THE NOTES

Section 2.01. Terms of the Notes. The following terms relating to the 2054 Notes are hereby established:

(a) Designation, Maturity and Principal Amount. There is hereby authorized a series of Notes designated the “6.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054” initially offered in the aggregate principal amount of $500,000,000, which amount shall be as set forth in an Authentication Order for the authentication and delivery of such 2054 Notes pursuant to Section 2.02 of the Base Indenture.

(b) Form of the Notes.

(i) The 2054 Notes are to be substantially in the form of Exhibit A hereto. The 2054 Notes shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with such plans as the Officer(s) of the Issuers executing the same may determine with the approval of the applicable agent.

(c) Note Guarantees. The 2054 Notes shall have the benefit of the Note Guarantees by the Guarantor executing this First Supplemental Indenture and future Guarantors pursuant to Section 6.02 hereof.

(d) Additional Notes.

(i) The Issuers may, without notice to or the consent of the Holders of the 2054 Notes, issue Additional 2054 Notes having identical terms and conditions as the 2054 Notes, except for the issue date, issue price and first Interest Payment Date, in an unlimited aggregate principal amount. Any such Additional 2054 Notes will be part of the same series as the 2054 Notes, and will be treated as one class with such series of 2054 Notes, including, without limitation, for purposes of voting and redemptions; provided, however, that if such Additional 2054 Notes are not fungible with the other 2054 Notes for U.S. federal income tax purposes, such Additional 2054 Notes shall not have the same “ISIN” or “CUSIP” number or other applicable identification number as the other 2054 Notes (it being understood that, as described in Section 7.02, any Additional 2054 Notes that have a different allocation than the initial allocation with respect to the outstanding 2054 Notes shall not be considered as not fungible for U.S. federal income tax purposes under this proviso solely as a result of such difference in allocation).

(e) Principal Payment. The 2054 Notes will mature on December 15, 2054.

(f) Interest Rate; Interest Payment Date; Computation of Interest.

(i) The 2054 Notes will bear interest (i) from and including the date of the original issuance to, but excluding, December 15, 2029 at an annual rate of 6.875% and (ii) from and including December 15, 2029 during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 3.385%. The 2054 Notes will mature on December 15, 2054. Interest will accrue from September 13, 2024 and will, subject to the Company’s right to defer interest payments (as described in Article 4), be payable semi-annually in arrears on June 15 and December 15 of each year (each, an “Interest Payment Date”), beginning on June 15, 2025. If interest payments are deferred or otherwise not paid, they will accrue and compound until paid at the same rate at which the 2054 Notes bear interest (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the 2054 Notes) to the extent permitted by law. As permitted by the terms of the 2054 Notes, if interest payments are deferred or otherwise not paid up to a redemption date that does not fall on an Interest Payment Date, they will accrue and compound until paid at the same rate at which the 2054 Notes bear interest (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the 2054 Notes) to the extent permitted by law. The amount of interest payable for any interest accrual period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period for which interest is computed will be computed on the basis of the number of days in the period using 30-day calendar months. All references to “interest” on the 2054 Notes and, insofar as it relates to the 2054 Notes, this Indenture, shall be deemed to include semi-annual interest payments and applicable interest on interest payments accrued but not paid on the applicable Interest Payment Date.

(ii) Unless all of the outstanding 2054 Notes have been redeemed, the Issuers will appoint a calculation agent (the “Calculation Agent”) with respect to the 2054 Notes prior to the applicable Reset Interest Determination Date. The Issuers or any of their affiliates may assume the duties of the Calculation Agent. The applicable interest rate for each Interest Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. If the Issuers or one of their affiliates is not the Calculation Agent, the Calculation Agent will notify the Issuers of the interest rate for the relevant Interest Reset Period promptly upon such determination. The Issuers will notify the Paying Agent of such interest rate, promptly upon making or being notified of such determination. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Interest Reset Period will be conclusive and binding absent manifest error, will be made in the Calculation Agent’s sole discretion and, notwithstanding anything to the contrary in the documentation relating to the 2054 Notes, will become effective without consent from any other person or entity. Such determination of any interest rate and calculation of the amount of interest will be on file at the Issuers’ principal offices and will be made available to any Holder of the 2054 Notes upon request. In no event shall the Trustee be the Calculation Agent, nor shall it have any liability for any determination made by or on behalf of such Calculation Agent.

(iii) Interest will be paid to the person in whose name a 2054 Note is registered at the close of business on June 1 or December 1 (whether or not a Business Day), as the case may be, immediately preceding the relevant Interest Payment Date (each, a “Regular Record Date”).

(iv) If any Interest Payment Date, the Stated Maturity or a redemption date falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day with the same force and effect as if made on such scheduled payment date, and no interest on such payment will accrue in respect of the delay.

(g) Place of Payment of Principal and Interest. Section 4.02 of the Base Indenture shall apply to the 2054 Notes.

(h) Optional Redemption. The 2054 Notes shall be redeemable as specified in Article 3 of this First Supplemental Indenture and Article 3 of the Base Indenture.

(i) Mandatory Redemption. The Issuers shall not be required to make mandatory redemption or sinking fund payments with respect to the 2054 Notes.

(j) Denominations. The 2054 Notes shall be issuable only in registered form, without coupons, in minimum denominations of $200,000 and integral multiples of $1,000 in excess of thereof.

(k) Acceleration. 100% of the principal amount of the 2054 Notes shall be payable upon declaration of acceleration of the Stated Maturity thereof.

(l) Currency of the 2054 Notes. The 2054 Notes shall be denominated, and payment of principal and interest of the 2054 Notes shall be payable in the currency of the United States of America.

(m) Currency of Payment. The principal of and interest on the 2054 Notes shall be payable in U.S. dollars.

(n) Exchange or Conversion. The 2054 Notes shall not be exchangeable for or convertible into the ordinary shares of the Issuers or any other security.

(o) Additional Amounts. The Issuers will pay any additional amounts on the 2054 Notes as set forth in Section 7.01.

(p) Global Form; Definitive Form. The 2054 Notes shall each be issued initially in the form of one or more permanent Global Notes in registered form, without coupons, substantially in the form herein below recited (each, a “Global Note” and collectively, the “Global Notes”), deposited with the Registrar, as custodian for the Depositary, duly executed by the Issuers and authenticated by the Authenticating Agent as herein provided. The 2054 Notes may be issued in definitive form pursuant to the terms of the Base Indenture. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar as provided in Section 2.01(b) of the Base Indenture.

(q) Trustee; Registrar; Paying Agent; Authenticating Agent. Wilmington Trust, National Association shall initially act as Trustee. Deutsche Bank Trust Company Americas, a New York banking corporation, shall initially act as Registrar, Paying Agent and Authenticating Agent for the 2054 Notes.

(r) Defeasance. Article 8 of the Base Indenture shall apply to the 2054 Notes.

(s) Depositary. The Depositary for any 2054 Notes issued as Global Notes shall initially be The Depository Trust Company in The City of New York (“DTC”) (or any successor to DTC).

(t) Events of Default; Covenants. The Events of Default in Section 6.01 of the Base Indenture and the additional Events of Default set forth in Section 9.01 of this First Supplemental Indenture and the covenants set forth in Article 4 of the Base Indenture and Article 9 of this First Supplemental Indenture shall apply to the 2054 Notes.

(u) Additional Terms. Other terms applicable to the 2054 Notes are as otherwise provided for below.

Section 2.02. Execution and Authentication. The 2054 Notes having an aggregate principal amount of $500,000,000 may, upon execution of this First Supplemental Indenture, be executed by the Issuers and delivered to the Authenticating Agent for authentication, and the Authenticating Agent shall thereupon authenticate and deliver said 2054 Notes, upon receipt of an Authentication Order, signed by an Officer of the Issuers, without any further action by the Issuers, except as otherwise required by the Base Indenture.

ARTICLE 3

REDEMPTION OF THE NOTES

Section 3.01. Optional Redemption.

(a) The Issuers may redeem the 2054 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2054 Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day in the period commencing on the date falling 90 days prior to the first Reset Date and ending on and including the first Reset Date and (ii) after the first Reset Date, on any Interest Payment Date.

Section 3.02. Redemption Following a Rating Agency Event.

(a) The Issuers may, at their option, redeem the 2054 Notes, in whole but not in part, at 102% of the principal amount of the 2054 Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, at any time within 120 days after the occurrence of a Rating Agency Event.

Section 3.03. Redemption Following a Tax Event.

(a) The Issuers may, at their option, redeem the 2054 Notes, in whole but not in part, at the redemption price equal to the sum of: (1) 100% of the principal amount of the 2054 Notes being redeemed plus (2) accrued and unpaid interest to, but excluding, the Tax Event redemption date. In such case, the Issuers will deliver a notice of redemption specifying the tax event redemption date within 120 days after the occurrence of a Tax Event.

Section 3.04. Redemption Following a Change in Tax Law Relating to Obligation to Pay Additional Amounts.

(a) The Issuers may redeem the 2054 Notes as a whole but not in part, at their option at any time prior to maturity, upon the giving of a written notice of redemption to the Holders, with a copy to the Trustee and the Paying Agent, if the Issuers determine that, as a result of:

(i) any change in or amendment to the laws, or any regulations or rulings promulgated under the laws, of a Relevant Jurisdiction affecting taxation, or

(ii) any change in or amendment to an official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

(b) which change or amendment is announced and becomes effective after the Issue Date (or, if the Relevant Jurisdiction becomes a Relevant Jurisdiction on a date after the Issue Date, after such later date) (each of the foregoing, a “Change in Tax Law”), each of the Issuers or the Guarantor is or will become obligated to pay Additional Amounts with respect to the 2054 Notes or the Note Guarantees on the next succeeding Interest Payment Date, pursuant to Section 7.01 (but in the case of the Guarantor, only if the payments giving rise to such obligation cannot be made by the Issuers or another Guarantor without the obligation to pay Additional Amounts) and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the Issuers or the Guarantor. The redemption price will be equal to 100% of the principal amount of the 2054 Notes plus accrued and unpaid interest to but excluding the date fixed for redemption (a “Tax Redemption Date”), and all Additional Amounts (if any) then due or which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the 2054 Notes on any record date occurring prior to the Tax

Redemption Date to receive interest due on the relevant Interest Payment Date and Additional Amounts (if any) in respect thereof). The date and the applicable redemption price will be specified in the notice of tax redemption. Notice of such redemption will be irrevocable, and must be mailed by first-class mail to each Holder’s registered address, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, not less than 15 nor more than 60 days prior to the earliest date on which the Issuers would be obligated to pay such Additional Amounts if a payment in respect of the 2054 Notes were actually due on such date. No such notice of redemption will be given unless, at the time such notification of redemption is given, such obligation to pay such Additional Amounts remains in effect.

(c) Prior to giving the notice of tax redemption, the Issuers will deliver to the Trustee and the Paying Agent:

(i) a certificate signed by a duly authorized Officer stating that the Issuers are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuers to so redeem have occurred; and

(ii) an opinion of independent tax counsel of recognized standing qualified under the laws of the Relevant Jurisdiction, selected by the Issuers, to the effect that the Issuers are or would be obligated to pay Additional Amounts as a result of a Change in Tax Law.

(d) The foregoing provisions shall apply mutatis mutandis to any successor to the Issuers or the Guarantor.

ARTICLE 4

OPTION TO DEFER INTEREST PAYMENTS

Section 4.01. Option to Defer Interest Payments.

(a) So long as no Event of Default (as defined in Section 9.01) with respect to the 2054 Notes has occurred and is continuing, the Issuers may, at their option, defer interest payments on the 2054 Notes on one or more occasions, from time to time, for up to 20 consecutive semi-annual Interest Payment Periods (each such deferral period, which will commence on the Interest Payment Date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the Stated Maturity of the 2054 Notes or end on a day other than the day immediately preceding an Interest Payment Date, and the Issuers may not begin a new Optional Deferral Period, and may not pay current interest on the 2054 Notes until the Issuers have paid all accrued interest on the 2054 Notes from the previous Optional Deferral Period.

(b) If the Issuers defer interest for a period of 20 consecutive Interest Payment Periods from the commencement of an Optional Deferral Period, the Issuers will be required to pay all accrued and unpaid interest at the conclusion of the 20 consecutive Interest Payment Periods. If the Issuers fail to pay in full all accrued and unpaid interest at the conclusion of the 20 consecutive Interest Payment Periods, and such failure continues for 30 days, an Event of Default that gives rise to acceleration of principal and interest on the 2054 Notes will occur under the Indenture.

(c) During any Optional Deferral Period, interest on the 2054 Notes will continue to accrue at the then-applicable interest rate on the 2054 Notes. In addition, during any Optional Deferral Period, interest on the deferred interest (“Compound Interest”) will accrue at the then-applicable interest rate on the 2054 Notes, compounded semi-annually, to the extent permitted by applicable law. No interest will be due and payable on the 2054 Notes until the end of the Optional Deferral Period except upon a redemption of the 2054 Notes during the Optional Deferral Period. The Interest Payment Date falling immediately after the last day of an Optional Deferral Period shall not be deemed to fall on a day during such Optional Deferral Period.

(d) No interest will be due or payable on the 2054 Notes during any such Optional Deferral Period, except upon a redemption of any Notes on any redemption date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any Compound Interest) on the 2054 Notes to be redeemed to, but excluding, such redemption date will be due and payable on such redemption date), or unless the principal of and interest on the 2054 Notes shall have been declared due and payable as the result of an Event of Default with respect to the 2054 Notes (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any Compound Interest, on the 2054 Notes shall become due and payable).

(e) All references in the 2054 Notes and, insofar as relates to the 2054 Notes, the Indenture, to “interest” on the 2054 Notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any Compound Interest, unless otherwise expressly stated or the context otherwise requires.

(f) Before the end of any Optional Deferral Period that is shorter than 20 consecutive Interest Payment Periods, the Issuers may elect, at their option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 consecutive Interest Payment Periods or extend beyond the Stated Maturity of the 2054 Notes. The Issuers may also elect, at their option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an Interest Payment Date. At the end of any Optional Deferral Period, if all amounts then due on the 2054 Notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any deferred interest and any Compound Interest), are paid, the Issuers may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, the Issuers may not begin a new Optional Deferral Period unless the Issuers have paid all accrued and unpaid interest on such Notes (including, without limitation and to the extent permitted by applicable law, any deferred interest and any Compound Interest) from any previous Optional Deferral Period.

(g) During any Optional Deferral Period, the Company (and its majority-owned subsidiaries, as applicable) will not do any of the following (subject to the exceptions set forth in the next succeeding paragraph):

(i) declare or pay any dividends or distributions on any of the Issuers’ or the Guarantor’s Share Capital;

(ii) redeem, purchase, acquire or make a liquidation payment with respect to any of the Issuers’ or the Guarantor’s Share Capital;

(iii) pay any principal, interest (to the extent such interest is deferrable) or premium on, or repay, repurchase or redeem any of the Company’s indebtedness that ranks equally with or junior to the 2054 Notes in right of payment (including debt securities of other series); or

(iv) make any payments with respect to any guarantees by the Issuers or the Guarantor of any indebtedness if such guarantees rank equally with or junior to the 2054 Notes in right of payment.

(h) However, the foregoing provisions of Section 4.01(g) shall not prevent or restrict the Issuers from making:

(i) distributions or other payments to the Company or any direct or indirect subsidiary of the Company;

(ii) purchases, redemptions or other acquisitions of the Issuers’ or the Guarantor’s Share Capital in connection with any employment contract, incentive plan, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, agents, consultants or a share purchase, dividend reinvestment or similar plan, or the satisfaction of the Issuers’ obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring the Issuers to purchase, redeem or acquire the Issuers’ or the Guarantor’s Share Capital;

(iii) any payment, repayment, redemption, purchase, acquisition or declaration of a dividend as a result of any reclassification of the Issuers’ or the Guarantor’s Share Capital or the exchange or conversion of all or a portion of one class or series of the Issuers’ or the Guarantor’s Share Capital for another class or series of the Issuers’ or the Guarantor’s Share Capital;

(iv) the purchase of fractional interests in shares of the Issuers’ or the Guarantor’s Share Capital pursuant to the conversion or exchange provisions of such Share Capital or the security being converted or exchanged or in connection with the settlement of share purchase contracts;

(v) dividends, payments or distributions payable in shares of the Issuers’ or the Guarantor’s Share Capital (or rights to acquire the Issuers’ or the Guarantor’s Share Capital), or purchases, redemptions or acquisitions of the Issuers’ or the Guarantor’s Share Capital in connection with the issuance or exchange of the Issuers’ or the Guarantor’s Share Capital (or of securities convertible into or exchangeable for shares of the Issuers’ or the Guarantor’s Share Capital) and distributions in connection with the settlement of share purchase contracts outstanding on the date that the payment of interest is deferred;

(vi) redemptions, exchanges, acquisitions or repurchases of, or with respect to, any rights outstanding under any employment contract, incentive plan, benefit plan or similar arrangement of the Issuers or the Issuers’ subsidiaries or in connection with a dividend reinvestment or share purchase plan;

(vii) implementing a shareholder rights plan, or issuing rights, shares or other property under such plan, or any redemption, repurchase or acquisition of any such rights pursuant thereto;

(viii) settling conversion of any convertible notes that rank equally with the 2054 Notes; or

(ix) payments under any preferred trust securities or subordinated notes, or any guarantee thereof, executed and delivered by the Issuers or any of the Issuers’ majority-owned subsidiaries, in each case that rank equal in right of payment to the 2054 Notes with respect to which the Issuers have elected to defer the payment of interest, or the related guarantee (as the case may be), so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full.

(i) The Issuers will give DTC, the Holders of the 2054 Notes, the Trustee and the Registrar and Paying Agent written notice of the Issuers’ election of, or any shortening or extension of, an Optional Deferral Period at least 15 Business Days prior to the earlier of (1) each next succeeding Interest Payment Date or (2) the date upon which the Issuers are required to give notice to any applicable self-regulatory organization or to Holders of the 2054 Notes of the next succeeding Interest Payment Date or the Regular Record Date therefor. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any Compound Interest payable on the Interest Payment Date immediately following the last day of an Optional Deferral Period will be the Regular Record Date with respect to such Interest Payment Date.

ARTICLE 5

SUBORDINATION

Section 5.01. Subordination.

(a) The 2054 Notes will be subordinated in right of payment to the prior payment in full of all the Issuers’ and the Guarantor’s Senior Indebtedness. Accordingly, upon:

(i) any payment by, or distribution of the assets of, the Issuers or the Guarantor upon its dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings; or

(ii) a failure to pay any interest, principal or other monetary amounts due on any of the Issuers’ or the Guarantor’s Senior Indebtedness when due and continuance of that default beyond any applicable grace period; or

(iii) acceleration of the maturity of any of the Issuers’ or the Guarantor’s Senior Indebtedness as a result of a default;

the holders of all such Senior Indebtedness will be entitled to receive: in the case of clause (i) above, payment of all amounts due or to become due on all Senior Indebtedness; or in the case of clauses (ii) and (iii) above, payment of all amounts due on all Senior Indebtedness, before the Holders of the 2054 Notes are entitled to receive any payment. So long as any of the events in clauses (i), (ii), or (iii) above has occurred and is continuing, any amounts payable or assets distributable on the 2054 Notes will instead be paid or distributed, as the case may be, directly to the holders of Senior Indebtedness to the extent necessary to pay, in the case of clause (i) above, all amounts due or to become due upon all such Senior Indebtedness, or, in the case of clauses (ii) and (iii) above, all amounts due on all such Senior Indebtedness, and, if any such payment or distribution is received by the Trustee or the Paying Agent under the Indenture or the Holders of any of the 2054 Notes before all Senior Indebtedness due and to become due or due, as applicable, is paid, such payment or distribution must be paid over to the holders of the unpaid Senior Indebtedness. Subject to paying the Senior Indebtedness due and to become due in the case of clause (i) or the Senior Indebtedness due in the case of clauses (ii) and (iii), the Holders of the 2054 Notes will be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of assets of the Issuers or the Guarantor applicable to such Senior Indebtedness until the 2054 Notes are paid in full.

ARTICLE 6

NOTE GUARANTEES

Section 6.01. Note Guarantees. The Guarantor hereby unconditionally and irrevocably expressly assumes, confirms and agrees to perform and observe each and any of the covenants, agreements, terms, conditions, obligations, appointments, duties, promises and liabilities of a Guarantor under the Base Indenture with respect to the 2054 Notes as if it were an original signatory thereto. The Note Guarantee of any Guarantor will be released without any further action required on the part of the Trustee or any holder: (1) upon (i) the sale or other disposition (including by way of consolidation, merger, dissolution or otherwise) of the Capital Stock of such Guarantor such that it is no longer a Subsidiary of the Issuers or (ii) the sale or other disposition of all or substantially all of the assets of such Guarantor; (2) when such Guarantor is no longer an obligor (whether as an issuer or guarantor) on any of the Issuer’s senior notes outstanding on the Issue Date; or (3) upon legal or covenant defeasance or satisfaction and discharge of the 2054 Notes.

Section 6.02. Future Guarantees. Each Issuer, at its option, may cause any Subsidiary of such Issuer to become a Guarantor and if such Subsidiary is not otherwise required under the Indenture to provide a Note Guarantee to the 2054 Notes, such Issuer, at its option, may cause any such Note Guarantee to be released, subject to applicable law.

Section 6.03. Abandonment and Waiver Rights. Each Guarantor incorporated under the laws of Jersey abandons and waives any right it may have at any time under the droit de discussion or division or any other customary law rights available to it under Jersey law.

ARTICLE 7

COVENANTS

The following covenants will apply to the 2054 Notes in addition to the covenants in Article 4 of the Base Indenture:

Section 7.01. Payments of Additional Amounts.

(a) Payments made by the Issuers, the Guarantor or a Paying Agent, as applicable, on the 2054 Notes or in respect of the Note Guarantee will be made free and clear of, and without withholding or deduction for or on account of, any present or future income, stamp or other tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever (“Taxes”), unless the Issuers, the Guarantor or a Paying Agent is required to withhold or deduct Taxes by law.

(b) If any withholding or deduction for or on account of Taxes imposed or levied by or on behalf of Jersey, Ireland, any other jurisdiction (other than the United States or any state thereof or the District of Columbia, or any political subdivision of any such state or the District of Columbia, or taxing authority or agency thereof or therein) in which the Issuers or the Guarantor is incorporated, organized, engaged in business or otherwise resident for tax purposes, or any other jurisdiction (other than the United States or any state thereof or the District of Columbia, or any political subdivision of any such state or the District of Columbia, or taxing authority or agency thereof or therein) from or through which such payment is made, or in each case any political subdivision or taxing authority or agency thereof or therein (each, a “Relevant Jurisdiction”) is at any time required by law to be made from any payment made with respect to the 2054 Notes or the Note Guarantee, the Issuers or the Guarantor, as applicable, will pay such additional amounts (“Additional Amounts”) on the 2054 Notes or in respect of the Note Guarantee as may be necessary so that the net amount received by each Holder of the 2054 Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to Taxes:

(i) that would not have been imposed but for the Holder or the beneficial owner of such Note (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) being considered as having a present or former connection with a Relevant Jurisdiction (other than a connection arising solely as a result of the acquisition, ownership or disposition of the 2054 Notes, the receipt of any payment under or with respect to the 2054 Notes or the Note Guarantee, or the exercise or enforcement of any rights under or with respect to the 2054 Notes, the Note Guarantees or the Indenture), including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled therein or a national thereof or being or having been engaged in a trade or business therein or having or having had a permanent establishment therein;

(ii) that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the Relevant Jurisdiction of the Holder or beneficial owner, if compliance is required by statute, by regulation of the Relevant Jurisdiction or by an applicable income tax treaty to which the Relevant Jurisdiction is a party as a precondition to exemption from such Tax;

(iii) payable other than by withholding from payments of principal of or interest on the 2054 Notes or from payments in respect of the Note Guarantee;

(iv) that would not have been imposed but for a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(v) that are estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property or similar Taxes;

(vi) required to be withheld by any Paying Agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other Paying Agent;

(vii) that would not have been imposed but for the presentation by the Holder of any 2054 Note, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later (except to the extent that the Holder would have been entitled to Additional Amounts had the 2054 Note been presented on the last day of such 30-day period);

(viii) that are imposed under Sections 1471 through 1474 of the Code as of the Issue Date (or any amended or successor provision that is substantively comparable), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code as of the Issue Date (or any amended or successor provision that is substantively comparable) or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(ix) in the case of any combination of clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii);

nor shall Additional Amounts be paid with respect to any payment of the principal of or interest, if any, on any 2054 Note or any payment in respect of a Note Guarantee to any such Holder who is a fiduciary or a partnership that is not the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or the beneficial owner would not have been entitled to such Additional Amounts had it been the Holder of the 2054 Note.

(c) The Issuers, the Guarantor or the Paying Agent, as applicable, will (i) make any required withholding or deduction, and (ii) remit the full amount deducted or withheld by it to the Relevant Jurisdiction in accordance with applicable law.

(d) All references in the Indenture, other than in Section 2.01(r) of this First Supplemental Indenture and Sections 8.02, 8.03 and 8.06 of the Base Indenture, to the payment of the principal or interest, if any, on or the net proceeds received on the sale or exchange of, any 2054 Notes or any payment made under the Note Guarantee shall be deemed to include Additional Amounts to the extent that, in that context, Additional Amounts are, were or would be payable.

(e) In addition, the Issuers shall pay any present or future stamp, issue, registration, court, documentary, excise, property, or similar Taxes (i) imposed by any Relevant Jurisdiction in respect of the execution, issuance, delivery, or registration of the 2054 Notes, the Note Guarantee, the Indenture, or any other document or instrument referred to therein, or the receipt of any payments with respect to the 2054 Notes, or (ii) imposed by any jurisdiction in respect of the enforcement of the 2054 Notes, the Note Guarantee, the Indenture, or any other document or instrument referred to therein.

(f) The Issuers’ and the Guarantor’s respective obligations to pay Additional Amounts if and when due will survive the termination of the Indenture and the payment of all other amounts in respect of the 2054 Notes and shall apply mutatis mutandis to any successor of either of the Issuers or the Guarantor, and to any jurisdiction (other than the United States or any state thereof or the District of Columbia, or any political subdivision of any such state or the District of Columbia, or taxing authority or agency thereof or therein) in which such successor is incorporated, organized, engaged in business or otherwise resident for tax purposes, and any political subdivision or governmental authority thereof or therein.

Section 7.02. Tax Treatment. On the Issue Date, all or a portion of the proceeds of the offering of the 2054 Notes will be borrowed by the Co-Obligor and the remaining portion of the proceeds of the offering of the 2054 Notes, if any, will be borrowed by the Issuer. The portion of the proceeds of the 2054 Notes that will be borrowed by the Co-Obligor and the portion of the proceeds of the 2054 Notes that will be borrowed by the Issuer, in each case, on the Issue Date, and after any subsequent change to such allocation, shall be made available by the Issuers to any Holder or beneficial owner upon request to Aptiv Investor Relations (including through the Issuer’s website or at ir@aptiv.com). Notwithstanding the foregoing or anything to the contrary herein, (x) each Holder and beneficial owner acknowledge that the Co-Obligor and the Issuer have the right to change the foregoing allocations between the Co-Obligor and the Issuer for any reason (including, but not limited, as a result of a redemption of any 2054 Notes or the issuance of Additional 2054 Notes, in each case, in a different allocation than the initial allocation with respect to the outstanding 2054 Notes), and (y) the Issuers are entitled (i) not to treat any Additional 2054 Notes that have a different allocation than the initial allocation with respect to the outstanding 2054 Notes as non-fungible for U.S. federal income tax purposes solely as a result of such different allocation, and (ii) to treat the issuance of Additional 2054 Notes as resulting in a change in the allocation of the outstanding 2054 Notes so as to have the same allocation across the Additional 2054 Notes and the outstanding 2054 Notes.

ARTICLE 8

MERGER AND CONSOLIDATION

Section 8.01. Merger and Consolidation.

(a) The Issuer will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets in one or a series of related transactions to, any Person unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, limited liability company, limited liability partnership, limited company, or other similar organization organized and existing under the laws of (x) the United States of America (or any state thereof or the District of Columbia) or (y) the United Kingdom, Jersey and any other jurisdiction in the Channel Islands, any member state of the European Union as in effect on the Issue Date, Switzerland, Bermuda, the Cayman Islands or Singapore, provided that the Successor Company (if not the Issuer) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, the Registrar and Paying Agent, all the obligations of the Issuer under the Indenture and the 2054 Notes (and, if the Successor Company is not a corporation, the Issuers shall cause a corporate co-issuer to become a co-obligor on the 2054 Notes);

(ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(iii) the Issuers shall have delivered to the Trustee, Registrar and Paying Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture, and the predecessor Issuers other than in the case of a lease will be released from the obligation to pay the principal of and interest on the 2054 Notes.

(b) The Co-Obligor will not, directly or indirectly, consolidate with or merge with or into any Person unless:

(i) (A) the resulting, surviving or transferee Person (the “Successor Co-Obligor”) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee and the Paying Agent, all the obligations of the Guarantor under its Note Guarantee;

(B) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(C) the Issuers shall have delivered to the Trustee, Registrar and Paying Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; or

(ii) the Co-Obligor will no longer be a Subsidiary of the Issuer, in which case it shall be released from its obligation in connection therewith.

The Successor Co-Obligor will succeed to, and be substituted for, and may exercise every right and power of, the Co-Obligor under this Indenture, and the predecessor Co-Obligor will be released from the obligation to pay the principal of and interest on the 2054 Notes.

(c) Notwithstanding Section 5.02 of the Base Indenture or clause (a) and (b) of this Section 8.01:

(i) any Subsidiary of the Issuer may consolidate with, merge into or transfer all or part of its properties and assets to an Issuer, the Guarantor or any Subsidiary of the Issuer; and

(ii) the Issuers and the Guarantor may merge with an Affiliate organized solely for the purpose of reorganizing the Issuers or the Guarantor in another jurisdiction.

ARTICLE 9

EVENTS OF DEFAULT

Section 9.01. Events of Default. The following is an “Event of Default” with respect to the 2054 Notes:

(1) a default in any payment of interest on the 2054 Notes when due and payable that continues for 30 days, except as the result of a deferral of interest payments in accordance with the provisions described in this First Supplemental Indenture;

(2) a default in the payment of principal of, or premium, if any, on any Note when due and payable at its Stated Maturity, upon optional redemption or required repurchase, upon declaration of acceleration or otherwise (regardless of whether such payment is prohibited by the subordination provisions applicable to the 2054 Notes);

(3) the failure by the Company or any Subsidiary to comply with its other agreements contained in the Indenture for 90 days after the Company or any Subsidiary receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 33% of the outstanding principal amount of the 2054 Notes affected thereby; and

(4) certain events of bankruptcy, insolvency or reorganization of either of the Issuers.

However, a Default under clause (3) will not constitute an Event of Default with respect to any 2054 Notes until the Trustee notifies the Issuers, or the Holders of at least 33% in principal amount of the outstanding 2054 Notes and all other notes issued under the Indenture affected thereby notify the Issuers and the Trustee, of the Default and the Issuers do not cure such Default within the time specified in clause (3) hereof after receipt of such notice.

Section 9.02. Limitations on Suits. With respect to the 2054 Notes, the first sentence of Section 6.06 of the Base Indenture shall be amended by deleting the “A” at the beginning of the sentence and replacing it with the following: “Except to enforce the right to receive payment of principal, premium (if any) or interest when due, a”.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Ratification of Base Indenture. The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 10.02. Governing Law; Submission to Jurisdiction. This First Supplemental Indenture and the 2054 Notes shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

The Issuers irrevocably consent and agree, for the benefit of the Holders from time to time of the 2054 Notes and the Trustee, Registrar and Paying Agent, that any legal action, suit or proceeding against them with respect to their respective obligations, liabilities or any other matter arising out of or in connection with the Indenture or the 2054 Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the 2054 Notes have been paid, hereby irrevocably consents and submits to the exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for themselves in respect of their respective properties, assets and revenues.

The Issuers irrevocably and unconditionally waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with the Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.03. Separability. In case any one or more of the provisions contained in this First Supplemental Indenture or in the 2054 Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the 2054 Notes, but this First Supplemental Indenture and the 2054 Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 10.04. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 10.05. Trustee Disclaimer. Neither the Trustee nor the Registrar and Paying Agent shall be responsible in any manner whatsoever for or in respect of the validity, sufficiency or adequacy of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuers and the Guarantor, and neither the Trustee nor the Registrar and Paying Agent assumes any responsibility for their correctness.

Section 10.06. Electronic Signatures. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this First Supplemental Indenture and all other related documents and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this First Supplemental Indenture or any other related document or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this First Supplemental Indenture or the other related documents or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (the “Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Trustee or any Agent acts on any Executed Documentation sent by electronic transmission, the Trustee and Agent will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Trustee or the Agent shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Trustee or Agent acting on unauthorized instructions and the risk of interception and misuse by third parties.

Section 10.07. Tax Treatment. Each holder (and beneficial owner) of the 2054 Notes will, by accepting any 2054 Notes (or a beneficial interest therein), be deemed to have agreed that such holder (or beneficial owner) intends that the 2054 Notes constitute indebtedness of the Issuers, and will treat the 2054 Notes as indebtedness of Issuers, for (i) United States federal, state and local tax purposes and (ii) tax purposes in or with respect to each Relevant Taxing Jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

ISSUERS:

APTIV PLC

By:	/s/ Robert S. Hoeppner
Name: Robert S. Hoeppner
Title: Treasurer

APTIV GLOBAL FINANCING DESIGNATED ACTIVITY COMPANY

By:	/s/ Darren Michael Byrka
Name: Darren Michael Byrka
Title: Director and Authorized Signatory

GUARANTOR:

APTIV CORPORATION

By:	/s/ Katherine H. Ramundo
Name: Katherine H. Ramundo
Title: Director and Senior Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary

[Signature Page to First Supplemental Indenture]

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Arlene Thelwell
Name: Arlene Thelwell
Title: Vice President

[Signature Page to First Supplemental Indenture]

REGISTRAR, PAYING AGENT AND AUTHENTICATING AGENT:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Registrar, Paying Agent, and Authenticating Agent

By:	/s/ Jacqueline Bartnick
Name: Jacqueline Bartnick
Title: Director

By:	/s/ Irina Golovashchuk
Name: Irina Golovashchuk
Title: Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Note Legend]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS 2054 NOTE) OR ITS NOMINEE. THIS GLOBAL NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR ITS NOMINEE ONLY IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP: 03837AAD2

ISIN: US03837AAD28

GLOBAL NOTE

6.875% Subordinated Notes due 2054

No. ___	$[____________]

APTIV PLC and APTIV GLOBAL FINANCING DESIGNATED ACTIVITY COMPANY

promise to pay to Cede & Co., or registered assigns,

the principal sum of _________________________________________________ U.S. DOLLARS on December 15, 2054, as such amount may be changed from time to time pursuant to the Schedule of Exchanges of Interests attached hereto.

Interest Payment Dates: June 15 and December 15

Record Dates: June 1 and December 1

APTIV PLC

By:
Name:
Title:

APTIV GLOBAL FINANCING DESIGNATED ACTIVITY COMPANY

By:
Name:
Title:

This is one of the 2054 Notes referred to

in the within-mentioned First Supplemental Indenture:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Authenticating Agent

By:
Name:
Title:

Dated: _______________, 20__

[Form of reverse side of 2054 Note]

6.875% Subordinated Note due 2054

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Aptiv PLC (the “Issuer”) and Aptiv Global Financing Designated Activity Company (the “Co-Obligor” and, together with the Issuer, the “Issuers”) promise to pay (subject to deferral as set forth herein) interest on the principal amount of this 2054 Note (i) from and including the date of the original issuance to, but excluding, December 15, 2029 at an annual rate of 6.875% and (ii) from and including December 15, 2029 during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 3.385%. The 2054 Notes will mature on December 15, 2054. Interest will accrue from September 13, 2024 and will, subject to the Company’s right to defer interest payments (as described in Article 4), be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2025, or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). If interest payments are deferred or otherwise not paid, they will accrue and compound until paid at the same rate at which the 2054 Notes bear interest (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the 2054 Notes) to the extent permitted by law. As permitted by the terms of the 2054 Notes, if interest payments are deferred or otherwise not paid up to a redemption date that does not fall on an Interest Payment Date, they will accrue and compound until paid at the same rate at which the 2054 Notes bear interest (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the 2054 Notes) to the extent permitted by law. The amount of interest payable for any interest accrual period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period for which interest is computed will be computed on the basis of the number of days in the period using 30-day calendar months. All references to “interest” on the 2054 Notes and, insofar as it relates to the 2054 Notes, this Indenture, shall be deemed to include semi-annual interest payments and applicable interest on interest payments accrued but not paid on the applicable Interest Payment Date.

2. METHOD OF PAYMENT. The Issuers will pay interest on this 2054 Note to the Person who is the registered Holder of this 2054 Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this 2054 Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Base Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register of Holders, provided that (a) all payments of principal, premium, if any, and interest on, 2054 Notes represented by Global Notes registered in the name of or held by the DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all payments of principal, premium, if any, and interest with respect to Certificated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Paying Agent may accept in its discretion). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debt.

3. AUTHENTICATING AGENT, PAYING AGENT AND REGISTRAR. Initially, Deutsche Bank Trust Company Americas will act as Authenticating Agent, Paying Agent and Registrar.

The Issuers may change any Authenticating Agent, Paying Agent or Registrar without notice to the Holders. Aptiv International Holdings (UK) LLP or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuers issued the 2054 Notes under the Subordinated Indenture (the “Base Indenture”), dated as of September 13, 2024, among the Issuers, the Guarantors party thereto, Wilmington Trust, National Association, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, a New York banking corporation, as Registrar, Paying Agent and Authenticating Agent. The Issuers shall be entitled to issue Additional 2054 Notes pursuant to the Base Indenture. The terms of the 2054 Notes include those stated in the Base Indenture and those made part of the Base Indenture by reference to the first supplemental indenture, among the Issuers, the Guarantor, the Trustee and the Registrar and Paying Agent, dated as of September 13, 2024 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), setting forth the additional terms of the 2054 Notes pursuant to Section 2.03 of the Indenture and the provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The 2054 Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the extent any provision of this 2054 Note conflicts with the express provisions of the Indenture and those other provisions forming a part thereof with respect to the 2054 Notes, the provisions of the Indenture and such other provisions with respect to the 2054 Notes shall govern and be controlling.

5. OPTIONAL REDEMPTION. The Issuers may redeem the 2054 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2054 Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day in the period commencing on the date falling 90 days prior to the first Reset Date and ending on and including the first Reset Date and (ii) after the first Reset Date, on any Interest Payment Date.

6. REDEMPTION FOLLOWING A RATING AGENCY EVENT. The Issuers may, at their option, redeem the 2054 Notes, in whole but not in part, at 102% of the principal amount of the 2054 Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, at any time within 120 days after the occurrence of a Rating Agency Event.

7. REDEMPTION FOLLOWING A TAX EVENT. The Issuers may, at their option, redeem the 2054 Notes, in whole but not in part, at the redemption price equal to the sum of: (1) 100% of the principal amount of the 2054 Notes being redeemed plus (2) accrued and unpaid interest to, but excluding, the Tax Event redemption date. In such case, the Issuers will deliver a notice of redemption specifying the tax event redemption date within 120 days after the occurrence of a Tax Event.

8. REDEMPTION FOLLOWING A CHANGE IN TAX LAW RELATING TO OBLIGATION TO PAY ADDITIONAL AMOUNTS. The Issuers may redeem the 2054 Notes as a whole but not in part, at their option at any time prior to maturity, upon the giving of a written notice of redemption to the Holders, with a copy to the Trustee and the Paying Agent, if the Issuers determine that, as a result of:

(i)	any change in or amendment to the laws, or any regulations or rulings promulgated under the laws, of a Relevant Jurisdiction affecting taxation, or

(ii)

any change in or amendment to an official position regarding the application or interpretation of the laws, regulations or rulings referred to above, which change or amendment is announced and becomes effective after the Issue Date (or, if the Relevant Jurisdiction becomes a Relevant Jurisdiction on a date after the Issue Date, after such later date) (each of the foregoing, a “Change in Tax Law”), each of the Issuers or the Guarantor is or will become obligated to pay Additional Amounts with respect to the 2054 Notes or the Note Guarantee on the next succeeding interest payment date, pursuant to Section 5.03 (but in the case of the Guarantor, only if the payments giving rise to such obligation cannot be made by the Issuers or another Guarantor without the obligation to pay Additional Amounts) and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the Issuers or the Guarantor. The redemption price will be equal to 100% of the principal amount of the 2054 Notes plus accrued and unpaid interest to but excluding the date fixed for redemption (a “Tax Redemption Date”), and all Additional Amounts (if any) then due or which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the 2054 Notes on any record date occurring prior to the Tax Redemption Date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof). The date and the applicable redemption price will be specified in the notice of tax redemption. Notice of such redemption will be irrevocable, and must be mailed by first-class mail to each Holder’s registered address, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, not less than 15 nor more than 60 days prior to the earliest date on which the Issuers would be obligated to pay such Additional Amounts if a payment in respect of the 2054 Notes were actually due on such date. No such notice of redemption will be given unless, at the time such notification of redemption is given, such obligation to pay such Additional Amounts remains in effect.

Prior to giving the notice of tax redemption, the Issuers will deliver to the Trustee and the Paying Agent:

(i)

a certificate signed by a duly authorized Officer stating that the Issuers are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuers to so redeem have occurred; and

(ii)

an opinion of independent tax counsel of recognized standing qualified under the laws of the Relevant Jurisdiction, selected by the Issuers, to the effect that the Issuers are or would be obligated to pay Additional Amounts as a result of a Change in Tax Law.

The foregoing provisions shall apply mutatis mutandis to any successor to the Issuers or the Guarantor.

9. MANDATORY REDEMPTION. The Issuers shall not be required to make mandatory redemption or sinking fund payments with respect to the 2054 Notes.

10. NOTICE OF REDEMPTION. At least 10 days but not more than 60 days before a Redemption Date, the Issuers shall mail or cause to be mailed, by first class mail to each Holder’s registered address, or deliver electronically if held by any depositary in accordance with such depositary’s customary procedures, a notice of redemption to each Holder whose 2054 Notes are to be redeemed. Any redemption and notice thereof may, in the Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent.

11. SUBORDINATION. The 2054 Notes are subordinate and junior in right of payment, to the extent and manner set forth in the Officer’s Certificate or supplemental indenture for this series of Notes, to all Senior Indebtedness (as such term is defined in such Officer’s Certificate or supplemental indenture).

12. DENOMINATIONS, TRANSFER, EXCHANGE. The 2054 Notes are in registered form without coupons in denominations of $200,000 and integral multiples of $1,000 in excess thereof. The transfer of 2054 Notes may be registered and 2054 Notes may be exchanged as provided in the Indenture. The Paying Agent and Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require Holders to pay any transfer tax or other similar governmental charge payable in connection with such transfer and exchange that are required by law or permitted by the Indenture. The Registrar shall not be required to register the transfer of or exchange of (a) any 2054 Note selected for redemption in whole or in part pursuant to Article 3 of the Base Indenture, except the unredeemed portion of any such 2054 Note being redeemed in part, or (b) any such 2054 Note for a period beginning 15 days before the mailing of a notice of an offer to repurchase or redeem such 2054 Notes or 15 days before an Interest Payment Date (whether or not an Interest Payment Date or other date determined for the payment of interest), and ending on such mailing date or Interest Payment Date, as the case may be.

13. PERSONS DEEMED OWNERS. The registered Holder of this 2054 Note may be treated as its owner for all purposes.

14. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees or the 2054 Notes may be amended or supplemented as provided in the Indenture.

15. DEFAULTS AND REMEDIES. The Events of Default relating to the 2054 Notes are defined in Section 6.01 of the Base Indenture, as supplemented by Section 9.01 of the First Supplemental Indenture. If any Event of Default (other than an Event of Default described in clause (3) of Section 9.01 of the First Supplemental Indenture) occurs and is continuing, the Trustee or the Holders of at least 33% in principal amount of the then outstanding 2054 Notes and all other notes issued under the Indenture affected thereby (all such series voting as a single class) may declare the principal of and accrued but unpaid interest on all the 2054 Notes to be due and payable immediately by notice in writing to the Issuers and the Trustee (if given by the Holders) specifying the respective Event of Default and that it is a “notice of acceleration”, and the same shall become immediately due and payable. This right does not apply if an Event of Default described in clause (3) of Section 9.01 of the First Supplemental Indenture. If one of the Events of Default described in clause (3) of Section 9.01 of the First Supplemental Indenture occurs and is continuing, neither the Trustee nor the Holders of the 2054 Notes will be entitled to declare the principal amount of all 2054 Notes, together with accrued and unpaid interest thereon, to be due and payable immediately. Holders may not enforce the Indenture, the Note Guarantee or the 2054 Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding 2054 Notes and all other notes of all series affected thereby may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding 2054 Notes and all other notes issued under the Indenture affected thereby (all such series voting as a single class) by written notice to the Trustee may on behalf of the Holders of all of the 2054 Notes waive any existing Default and its consequences under the Indenture with respect to the 2054 Notes except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the 2054 Notes held by a non-consenting Holder. The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required within 30 Business Days after becoming aware of any Default with respect to the 2054 Notes, to deliver to the Trustee a statement specifying such Default and what action the Issuers propose to take with respect thereto.

16. AUTHENTICATION. This 2054 Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual or electronic signature of the Authenticating Agent.

17. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE 2054 NOTES OF THIS SERIES AND THE NOTE GUARANTEE TO THE 2054 NOTES.

18. CUSIP AND ISIN NUMBERS. The Issuers have caused CUSIP and ISIN numbers to be printed on the 2054 Notes of this series and the Registrar may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the 2054 Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuers at the following address:

Aptiv PLC

5 Hanover Quay

Grand Canal Dock

Dublin 2, Ireland

Attention: Treasurer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Registrar).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $______________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Certificated Note, or exchanges of a part of another Global or Certificated Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Custodian

*	This schedule should be included only if the Note is issued in global form.